Exhibit 99.1

CORRECTING and REPLACING Zoetis Declares Second Quarter 2014 Dividend

CORRECTION. by Zoetis Inc.
FLORHAM PARK, N.J, March 26, 2014--(BUSINESS WIRE)-- First paragraph, second sentence of release should read:
The dividend is to be paid on June 2, 2014 to holders of record on April 28, 2014 (instead of: The dividend is to be paid on June 2, 2014 to holders of record on April 27, 2014).
The corrected release reads:

For immediate release:
March 26, 2014

Media Contacts:	Investor Contacts:
Bill Price	Dina Fede
1-973-443-2742 (o)	1-973-443-2969 (o)
william.price@zoetis.com

Kristen Seely	John O'Connor
1-973-443-2777 (o)	1-973-822-7088 (o)
kristen.seely@zoetis.com

Zoetis Declares Second Quarter 2014 Dividend

FLORHAM PARK, NJ, March 26, 2014 - The Board of Directors of Zoetis Inc. (NYSE:ZTS) declared a second quarter dividend payable to holders of the company’s common stock of $0.072 per share. The dividend is to be paid on June 2, 2014 to holders of record on April 28, 2014.
About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2013, the company generated annual revenue of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 28 manufacturing facilities in 11 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries.  For more information, visit www.zoetis.com.
 DISCLOSURE NOTICES
Forward-Looking Statements: This press release may contain forward-looking statements, which reflect Zoetis's current views with respect to business plans or prospects, future operating or financial performance, expectations regarding, indebtedness, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.
# # #